Exhibit 99.1

Trevena Regains Compliance with Nasdaq Listing Requirements

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CHESTERBROOK, Pa., November 29, 2022 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that it has received notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (Nasdaq) by letter dated November 28, 2022 informing Trevena that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2). The Company maintained a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days and, as a result of regaining compliance, its common stock will continue to be listed on the Nasdaq Capital Market.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

For more information, please contact:

Investor Contact:

Dan Ferry - Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

PR & Media Contact:

Sasha Bennett
Associate Vice President
Clyde Group
Sasha.Bennett@clydegroup.com
(239) 248-3409

Company Contact:

Bob Yoder

SVP and Chief Business Officer

Trevena, Inc.

(610) 354-8840